EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 8, 2018 (except Note 1.1, as to which the date is June     , 2018), with respect to the balance sheet of Autolus Therapeutics Limited, in the Registration Statement (Form F-1 No. 333-224720) and related Prospectus of Autolus Therapeutics Limited for the registration of 7,812,500 American Depositary Shares.

Ernst & Young LLP

Reading, United Kingdom

The foregoing consent is in the form that will be signed upon the completion of the stock split described in Note 1.1 to the financial statements.

/s/ Ernst & Young LLP

Reading, United Kingdom

June 8, 2018